Exhibit 99.1

The PMI Group, Inc.

NEWS RELEASE

Investor and media contacts:
Glen Corso / Matt Nichols
925.658.6429 / 925.658.6618

FOR IMMEDIATE RELEASE:

THE PMI GROUP, INC. REPORTS THIRD QUARTER 2004

NET INCOME PER SHARE OF $1.05

Walnut Creek, CA, November 3, 2004, — The PMI Group, Inc. (NYSE: PMI) (the “Company”) today announced that net income per share totaled $1.05 for the quarter ended September 30, 2004 and $3.28 for the nine months ended September 30, 2004, compared to $0.67 and $2.43 for the same periods a year ago. Net income for the quarter and year-to-date totaled $102.6 million and $318.8 million respectively, compared to $60.1 million and $219.2 million for the same periods a year ago. Year-to-date net income for 2004 includes a $30.1 million (after tax) gain from the sale of American Pioneer Title Insurance Company (“APTIC”). Year-to-date and third quarter net income for 2003 included a $19.4 million (after tax) net loss attributable to equity earnings from the Company’s unconsolidated subsidiary Select Portfolio Servicing, Inc. (“SPS”).

Third Quarter 2004 Highlights

•	Combined[1] insurance in force totaled $254.3 billion compared to $204.0 billion at September 30, 2003

•	Consolidated premiums earned grew 14.5 percent to $195.1 million compared to $170.3 million for the third quarter 2003

•	The third full quarter of the Company’s investment in FGIC yielded equity in earnings of $14.1 million (after tax)

•	International premiums earned increased $8.6 million or 35.3 percent over the third quarter 2003 to $32.8 million.

Results for the Company include:

•	A $16.2 million increase in premiums earned for the quarter for U.S. Mortgage Insurance Operations including a $7.8 million increase related to loan cancellations reported in the third quarter under a single premium non-refundable policy;

[1]	“Combined” includes results from U.S. Mortgage Insurance Operations, CMG Mortgage Insurance Company (“CMG”), PMI Australia and PMI Europe.

•	A $4.7 million reversal of a tax reserve attributable to a California state tax issue;

•	A $2.6 million (pre-tax) refund relating to the settlement in 2001 of the Baynham class action litigation;

•	Favorable impacts of $1.6 million and $9.0 million for the quarter and year-to-date respectively, due to a change in the average foreign currency exchange rates compared to the same periods a year ago. Mark-to-market losses related to the foreign currency put options purchased to mitigate the effects of a strengthening in the U.S. dollar were $1.5 million for the quarter and $0.5 million year-to-date.

The diluted weighted average common shares outstanding for the quarter and year-to-date totaled 97.3 million and 97.2 million respectively, compared to 90.3 million and 90.0 million for the same periods a year ago. The increase reflects the issuance of 5.75 million shares in November 2003 as a result of the Company’s common stock offering in conjunction with our 42.1 percent investment in FGIC Corporation, the parent of Financial Guaranty Insurance Company (“FGIC”).

On August 5, 2004 PMI announced it would commence repurchases under a previously authorized stock repurchase program in an amount not to exceed $100 million. For the quarter and year-to-date, 986,100 shares have been repurchased in the amount of $39.7 million.

Combined new insurance written (including new credit default swaps written) for the quarter and year-to-date was $22.0 billion and $61.6 billion respectively, compared to $27.0 billion and $67.5 billion for the same periods a year ago. The decreases were due primarily to declines in new insurance written by U.S. Mortgage Insurance Operations, partially offset by increases in new insurance written by PMI Australia. Combined insurance in force at September 30, 2004 was $254.3 billion, compared to $204.0 billion at September 30, 2003. The increase in combined insurance in force was the result of an increase in insurance in force for PMI Australia, PMI Europe’s acquisition of the U.K. lenders’ mortgage insurance portfolio from Royal & Sun Alliance (“R&SA”) which closed in October 2003, and growth in Domestic2 primary insurance in force.

Consolidated net premiums written for the quarter and year-to-date totaled $187.0 million and $571.3 million respectively, compared to $175.3 million and $525.2 million for the same periods a year ago. The changes were the result of increases in net premiums written for International Operations and U.S. Mortgage Insurance Operations. Consolidated premiums earned for the quarter and year-to-date totaled $195.1 million and $568.1 million respectively, compared to $170.3 million and $514.5 million for the same periods a year ago. The increase for the quarter and year-to-date was a result of increases in both premiums earned for U.S. Mortgage Insurance Operations and International Operations.

[2]	“Domestic” includes results from U.S. Mortgage Insurance Operations and CMG.

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Consolidated net investment income for the quarter and year-to-date totaled $42.0 million and $125.6 million respectively, compared to $35.4 million and $102.6 million for the same periods a year ago. The increases were a result of higher net investment income for International Operations, U.S. Mortgage Insurance Operations and the Other segment due primarily to an increase in the investment portfolio for each segment as well as municipal bond refundings.

Consolidated losses and loss adjustment expenses for the quarter and year-to-date totaled $60.8 million and $177.2 million respectively, compared to $46.7 million and $149.7 million for the same periods a year ago. The increase for the quarter was due primarily to the change between the losses and loss adjustment expenses/(reversals) for PMI Australia for the third quarter 2003 of ($7.2) million compared to $0.4 million for the third quarter 2004 and higher losses and loss adjustment expenses incurred by U.S. Mortgage Insurance Operations. The year-to-date increase was due primarily to the higher claims paid and increases to loss reserves by U.S. Mortgage Insurance Operations.

Consolidated reserve for losses and loss adjustment expenses totaled $358.0 million at September 30, 2004, compared to $346.9 million at December 31, 2003 and $335.9 million at September 30, 2003. The higher reserve total was led by increases for U.S. Mortgage Insurance Operations and PMI Europe, with the latter due to the acquisition of the R&SA insurance portfolio.

Consolidated other underwriting and operating expenses for the quarter and year-to-date totaled $46.7 million and $144.0 million respectively, compared to $45.8 million and $129.4 million for the same periods a year ago. The increases for the quarter and year-to-date were due primarily to the higher expenses for U.S. Mortgage Insurance Operations and PMI Australia, partially offset by lower U.S. contract underwriting expenses.

Consolidated income tax expense for the quarter and year-to-date includes the reversal of a $4.7 million tax reserve established in connection with notices of assessment received from the California Franchise Tax Board for dividends received by the Company from its wholly-owned insurance company subsidiaries. Legislation enacted by the State of California on September 29, 2004 permits an irrevocable election to take a deduction of 80% of “qualifying dividends received” by holding companies. The Company has made this election.

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THIRD QUARTER SEGMENT HIGHLIGHTS

(Dollars in millions)	U.S. Mortgage Insurance Operations[3]	International Operations[4]	Financial Guaranty[5]	Other[6]	Total
Net premiums written	$143.7	$43.2	$—	$0.0	$187.0	*
Premiums earned	162.3	32.8	—	0.0	195.1
Equity in earnings	3.7	—	17.1	0.4	21.1	*
Total revenues	192.0	45.2	17.1	11.9	266.2
Losses, expenses and interest expense	98.6	11.3	—	25.2	135.1
Net income	$67.8	$23.7	$15.2	($4.1)	$102.6

*	Does not total due to rounding

U.S. Mortgage Insurance Operations

Net income for U.S. Mortgage Insurance Operations for the quarter and year-to-date totaled $67.8 million and $184.7 million respectively, compared to $58.3 million and $186.1 million for the same periods a year ago. The increase for the quarter primarily was the result of increases in premiums earned and net investment income partially offset by increases in losses and loss adjustment expenses and other underwriting and operating expenses. The year-to-date decrease in net income was due primarily to increases in losses and loss adjustment expenses and other underwriting and operating expenses, including a field operations restructuring charge of $2.9 million, partially offset by increases in premiums earned and net investment income.

Net premiums written for U.S. Mortgage Insurance Operations for the quarter and year-to-date totaled $143.7 million and $444.2 million respectively, compared to $138.3 million and $432.2 million for the same periods a year ago. Premiums earned for the quarter and year-to-date totaled $162.3 million and $465.7 million respectively, compared to $146.1 million and $447.6 million for the same periods a year ago. The increases in net premiums written and premiums earned were due primarily to the increase in the average premium rate as a result of a higher percentage of policies with deeper coverage, a higher percentage of policies on adjustable rate mortgages and a higher proportion of mortgages with higher loan to value ratios, all compared to the same period a year ago. The $16.2

[3]	“U.S. Mortgage Insurance Operations” includes the results of PMI Mortgage Insurance Co. and affiliated U.S. reinsurance companies and equity in earnings from CMG.
[4]	“International Operations” includes the results of PMI Australia, PMI Europe and the results of operations in Hong Kong.
[5]	“Financial Guaranty” includes the equity in earnings from FGIC and RAM Re.
[6]	“Other” includes the results from the holding company, equity in earnings/losses from SPS, limited partnerships, PMI Mortgage Services Co., dormant insurance companies and the discontinued operations of APTIC.

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million and $18.1 million increases in premiums earned for the quarter and year-to-date respectively, were also partially the result of $7.8 million in premiums earned related to loan cancellations reported in the third quarter under a single premium non-refundable policy executed in the fourth quarter of 2003.

Net investment income for the quarter and year-to-date totaled $24.3 million and $76.7 million respectively, compared to $22.0 million and $67.5 million for the same periods a year ago. The increases were due primarily to increases in the investment portfolio and municipal bond refundings.

The equity in earnings from CMG Mortgage Insurance Company for the quarter and year-to-date totaled $2.4 million (after tax) and $7.0 million (after tax) respectively, compared to $2.0 million (after tax) and $6.4 million (after tax) for the same periods a year ago.

Losses and loss adjustment expenses for the quarter and year-to-date totaled $60.1 million and $174.8 million respectively, compared to $53.4 million and $156.5 million for the same periods a year ago. The increase for the quarter was due primarily to an increase in primary claims paid. The year-to-date increase was due primarily to increases in primary claims paid and additions to loss reserves.

Amortization of policy acquisition costs for the quarter and year-to-date totaled $18.0 million and $55.5 million respectively, compared to $19.6 million and $58.6 million for the same periods a year ago. The deferred policy acquisition cost asset declined $13.8 million from December 31, 2003 as the amortization of deferred costs outpaced additions.

Other underwriting and operating expenses for the quarter and year-to-date totaled $22.8 million and $71.2 million respectively, compared to $18.9 million and $52.6 million for the same periods a year ago. The increase for the quarter was due primarily to the recognition of expenses previously deferred as acquisition costs and higher depreciation expense attributable to increased technology investments. The year-to-date increase was due primarily to: 2003 compensation and related expenses paid in the first quarter of 2004; the recognition of expenses previously deferred as acquisition costs; higher depreciation expense attributable to increased technology investments; and the reallocation of expenses previously recorded as loss adjustment expenses.

In addition to the other underwriting and operating expenses above, during the quarter, the Company received a $2.6 million (pre-tax) refund relating to the settlement in 2001 of the Baynham class action litigation.

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As previously announced, during the course of 2004, the Company has consolidated certain field underwriting and sales offices and reduced the number of field personnel. The impact from consolidation is presently expected to result in annual pre-tax savings of approximately $5 million to $6 million beginning in 2005. Reported separately from other underwriting and operating expenses, the Company incurred expenses of $0.3 million pre-tax and $2.9 million pre-tax for the quarter and year-to-date respectively, as charges related to this consolidation and reduction.

NEW INSURANCE WRITTEN

(Dollars in billions)	Q3 2004	YTD 2004	Q3 2003	YTD 2003
Domestic new primary mortgage insurance written	$12.0	$34.8	$19.8	$51.0
Excluding CMG	10.5	30.7	17.5	45.4
Bulk transactions	1.4	2.7	1.8	5.7
Domestic mortgage pool insurance written	1.0	7.4	3.4	7.5

Domestic new insurance written for the quarter and year-to-date totaled $12.0 billion and $34.8 billion respectively, compared to $19.8 billion and $51.0 billion for the same periods a year ago. The decreases were due primarily to lower mortgage origination volume, lower mortgage insurance volume and tighter spreads in the structured transactions market which drove lower bulk insurance writings.

PRIMARY MORTGAGE INSURANCE IN FORCE

(Dollars in billions)	as of 9/30/04	as of 12/31/03	as of 9/30/03
Domestic primary insurance in force	$118.8	$117.8	$116.7
Excluding CMG	104.8	105.2	104.6
Domestic primary risk in force	28.4	27.4	27.1
Excluding CMG	25.3	24.7	24.5
Domestic annual primary persistency rate	60.6%	45.1%	42.4%
Excluding CMG	59.5%	44.6%	41.9%

Domestic primary insurance in force totaled $118.8 billion, compared to $116.7 billion a year ago. The increase from September 30, 2003 was a result of new insurance written outpacing the cancellations of insurance over the previous twelve months. The domestic annual persistency rate increased to 60.6 percent as of September 30, 2004 from 45.1 percent as of December 31, 2003 and 42.4 percent as of September 30, 2003.

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Pool risk in force as of September 30, 2004 was $2.4 billion, compared to $2.9 billion at December 31, 2003 and $2.8 billion at September 30, 2003.

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DEFAULT RATE

	as of 9/30/04	as of 12/31/03	as of 9/30/03
Domestic primary mortgage insurance	4.14%	4.10%	3.96%
Excluding CMG	4.61%	4.53%	4.36%
Excluding CMG and bulk transactions	4.07%	3.89%	3.77%
Bulk transactions only	8.97%	9.45%	8.95%
Pool insurance	4.97%	4.36%	4.18%

At September 30, 2004, the Company’s U.S. primary insurance default rate, excluding CMG, was 4.61 percent compared to 4.53 percent at December 31, 2003 and 4.36 percent at September 30, 2003. The year-over-year increase was due to a combination of the 2.6 percent increase in delinquent loan inventory and the 2.8 percent decrease in the number of policies in force.

At September 30, 2004, the Company’s U.S. pool insurance default rate was 4.97 percent compared to 4.36 percent at December 31, 2003 and 4.18 percent at September 30, 2003. The year-over-year increase in the delinquency rate was due primarily to the 10.8 percent decrease in pool insurance policies in force.

CLAIMS PAID – EXCLUDING CMG

(Dollars in millions)	Q3 2004		YTD 2004		Q3 2003		YTD 2003
Claims paid
Primary – traditional flow	$37.2		$104.3		$27.6		$82.1
Primary – bulk	14.8		41.2		15.6		45.4

Total primary	52.1	*	145.4	*	43.1	*	127.5
Total pool	6.4		14.6		4.7		13.0

Total claims paid	$58.5		$160.0		$47.8		$140.5

*	Does not total due to rounding

Primary claims paid for the quarter and year-to-date totaled $52.1 million and $145.4 million respectively, compared to $43.1 million and $127.5 million for the same periods a year ago. We believe the level of claims paid over the past twelve months was influenced by the seasoning of our insurance portfolio and general economic conditions, partially offset by our loss mitigation efforts.

International Operations

Net income from International Operations for the quarter and year-to-date totaled $23.7 million and $75.7 million respectively, compared to $23.7 million and $54.5 million for the same periods a year ago. The level of net income for the quarter was the result of the year-over-year increases in premiums earned for PMI Australia and PMI Europe and the strengthening of the

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Australian dollar and the Euro compared to the U.S. dollar, offset by the change between the losses and loss adjustment expenses/(reversals) for PMI Australia for the third quarter 2003 of ($7.2) million compared to $0.4 million for the third quarter 2004. The year-to-date increase was driven by a 22 percent year-to-date increase in net income from PMI Australia due to the previously stated factors. The results of our International Operations are subject to fluctuations in the monthly average foreign currency exchange rate of the U.S. dollar with the Australian dollar and the Euro.

In the second quarter of 2004, the Company initiated a foreign currency put option program designed to mitigate negative effects to net income due to a potential strengthening of the U.S. dollar relative to the Australian dollar and the Euro during the remainder of 2004. For the quarter and year-to-date, the Company recorded in other income a net loss of $1.5 million and $0.5 million respectively, related to the foreign currency put option program. To the extent the U.S. dollar weakens against either the Australian dollar or the Euro, the total negative impact to consolidated net income in 2004 under the foreign currency put option program will be limited to the cost of the options purchased. To the extent net income in the foreign currency were to exceed the notional balances of the options purchased, and the U.S. dollar strengthens, that portion of the net income from our International Operations segment exceeding the notional balance of the options purchased would not be covered by the mitigating benefits of the foreign currency put option program.

Net investment income for International Operations for the quarter and year-to-date totaled $11.8 million and $34.3 million respectively, compared to $9.1 million and $22.3 million for the same periods a year ago. The increases were due primarily to increases in the investment portfolios of PMI Australia and PMI Europe and an increase in the yield on investments in the PMI Australia investment portfolio.

Net income from PMI Australia for the quarter and year-to-date totaled $17.6 million and $57.0 million respectively, compared to $21.1 million and $46.9 million for the same periods a year ago. The decrease for the quarter was due primarily to the change between the losses and loss adjustment expenses/(reversals) for PMI Australia for the third quarter 2003 of ($7.2) million compared to $0.4 million for the third quarter 2004. The year-to-date increase was due primarily to increases in premiums earned, increases in net investment income and the strengthening of the Australian dollar compared to the U.S. dollar.

In local currency, net income from PMI Australia for the quarter and year-to-date totaled AU$24.7 million and AU$78.1 million respectively, compared to AU$32.0 million and AU$73.7 million for the same periods a year ago. Refer to Appendix B for more information on results in local currency.

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Credit trends have remained favorable for PMI Australia. Losses and loss adjustment expenses/(reversals) for PMI Australia for the quarter and year-to-date totaled $0.4 million and $0.7 million respectively, compared to ($7.2) million and ($8.6) million for the same periods a year ago. The changes for the quarter and year-to-date were primarily due to the release of loss reserves for the same periods a year ago. In the third quarter of 2003, PMI Australia released $8.0 million in loss reserves as a result of the declining trend in the number of delinquent loans and claims paid. The continued low level of losses and loss adjustment expenses for the quarter and year-to-date is the result of the low claims paid and the low delinquent loan inventory. Claims paid totaled $0.4 million and $0.6 million for the quarter and year-to-date respectively, compared to $0.7 million and $2.3 million for the same periods a year ago.

Premiums earned for PMI Australia for the quarter and year-to-date totaled $26.3 million and $81.9 million respectively, compared to $21.6 million and $58.7 million for the same periods a year ago, as a result of an increase in insurance in force and the strengthening of the Australian dollar versus the U.S. dollar.

Primary insurance in force for PMI Australia was $102.5 billion at September 30, 2004, compared to $87.9 billion at December 31, 2003 and $74.5 billion at September 30, 2003. Primary risk in force for PMI Australia was $93.0 billion at September 30, 2004, compared to $79.3 billion at December 31, 2003 and $68.2 billion at September 30, 2003.

New insurance written for PMI Australia for the quarter and year-to-date totaled $10.0 billion and $26.9 billion respectively, compared to $7.2 billion and $16.5 billion for the same periods a year ago. PMI Australia’s primary new insurance written includes flow channel insurance and insurance on residential mortgage-backed securities, or RMBS. RMBS transactions include insurance on seasoned portfolios comprised of prime credit quality loans that have LTVs principally below 80 percent. RMBS new insurance written for the quarter and year-to-date totaled $5.3 billion and $11.9 billion respectively, compared to $2.3 billion and $5.1 billion for the same periods a year ago.

For PMI Europe, net income for the quarter and year-to-date totaled $4.8 million and $13.8 million respectively, compared to $1.5 million and $3.9 million for the same periods a year ago. In local currency, net income from PMI Europe for the quarter and year-to-date totaled €5.1 million and €14.9 million respectively, compared to €1.3 million and €3.4 million for the same periods a year ago. Refer to Appendix B for more information on results in local currency.

Net premiums written for PMI Europe for the quarter and year-to-date totaled $2.3 million and $7.4 million respectively, compared to $1.0 million and $4.3 million for the same periods a year ago. The increases in net premiums written were due to the level of new insurance written.

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Premiums earned for PMI Europe for the quarter and year-to-date totaled $5.2 million and $15.6 million respectively, compared to $1.4 million and $4.5 million for the same periods a year ago. The increases in premiums earned were due primarily to the increase in insurance in force.

Net investment income for PMI Europe for the quarter and year-to-date totaled $2.3 million and $6.7 million respectively, compared to $1.8 million and $3.5 million for the same periods a year ago. Insurance in force for PMI Europe was $33.0 billion at September 30, 2004, compared $12.8 billion at September 30, 2003. Risk in force for PMI Europe was $3.2 billion at September 30, 2004, compared to $0.7 billion at September 30, 2003. The increases in net investment income, insurance in force and risk in force were due primarily to PMI Europe’s acquisition of the U.K. lenders’ mortgage insurance portfolio from R&SA.

PMI Europe has entered into four credit default swaps which are classified as derivative instruments. Other income for PMI Europe totaled $1.2 million and $3.9 million for the quarter and year-to-date respectively, and primarily relates to the change in the fair value of those instruments.

PMI’s Hong Kong reinsurance premiums earned for the quarter and year-to-date totaled $1.3 million and $4.8 million respectively, compared to $1.2 million and $3.7 million for the same periods a year ago. The increases were due primarily to an increase in mortgage origination activity in Hong Kong. PMI’s Hong Kong branch reinsures mortgage risk for the Hong Kong Mortgage Corporation.

Financial Guaranty

Financial Guaranty, which includes the Company’s investments in FGIC and RAM Re, reported net income for the quarter and year-to-date of $15.2 million and $46.2 million respectively, compared to $0.8 million and $1.8 million for the same periods a year ago. The increases were the result of our 42.1 percent investment in FGIC, which occurred in December 2003. For the quarter and year-to-date, equity in earnings from FGIC totaled $14.1 million (after tax) and $43.1 million (after tax) respectively.

Equity in earnings from RAM Re for the quarter and year-to-date totaled $1.1 million (after tax) and $3.1 million (after tax) respectively, compared to $0.8 million (after tax) and $1.8 million (after tax) for the same periods a year ago. The increase for the quarter was due primarily to increases in premiums earned and net investment income. The year-to-date increase was due primarily to the $1.9 million charge in the first quarter of 2003 for other-than-temporary impairment to its investment portfolio. PMI reports equity in earnings from RAM Re on a one-quarter lag.

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Other

The Other segment consists of revenues and expenses of the holding company, PMI Mortgage Services Co., equity earnings from SPS, and for 2003 and the first quarter of 2004 the discontinued operations of APTIC. For the quarter, the Other segment reported a net loss of $4.1 million compared to a net loss $22.8 million for the same period a year ago. The decrease in the net loss for the third quarter of 2004 compared to the third quarter of 2003 was primarily the result of the change in equity earnings from SPS (formerly Fairbanks Capital) and the release of $4.7 million of tax reserves. In the third quarter 2003, SPS recognized a charge in connection with its settlement of a joint Federal Trade Commission and U.S. Department of Housing and Urban Development investigation and the estimated related costs of the settlement. The Company’s share in the net loss of SPS was $19.4 million (after tax). Year-to-date, net income from the Other segment totaled $12.2 million compared to a net loss of $23.1 million for the same period a year ago. The year-to-date change in net income/(loss) from the Other segment was due to the gain on sale of APTIC in the first quarter of 2004 and an increase in equity in earnings from SPS, partially offset by the absence of net income from discontinued operations due to the sale of APTIC in the first quarter of 2004 and the increase in interest expense due to the November 2003 issuance of our hybrid income term securities to finance our investment in FGIC. On March 19, 2004, we completed the sale of APTIC, received $115.1 million in cash and recognized an after tax gain of $30.1 million.

Equity in earnings of SPS for the quarter and year-to-date totaled $0.2 million (after tax) and $0.6 million (after tax) respectively, compared to losses of $19.4 million (after tax) and $13.2 million (after tax) for the same periods a year ago. As of September 30, 2004, the Company’s carrying value of its investment in SPS was $131.2 million compared to $110.5 million at June 30, 2004. The increase in the carrying value from June 30, 2004 is due primarily to our exchange of certain SPS notes receivable for equity. Our equity ownership in SPS at September 30, 2004 increased to 64.9 percent compared to 56.8 percent at June 30, 2004 primarily as a result of SPS’s repurchase of shares from its minority shareholders. As of September 30, 2004, SPS receivables held by the Company totaled $19.2 million. During the third quarter, the Company was repaid $6.9 million by SPS on outstanding receivables.

Other income totaled $6.1 million and $20.7 million for the quarter and year-to-date, compared to $11.6 million and $36.2 million for the same periods a year ago. The decline was the result of a decline in contract underwriting volume.

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Other underwriting and operating expenses for the quarter and year-to-date totaled $16.5 million and $51.6 million respectively, compared to $21.8 million and $63.1 million for the same periods a year ago. The level of expenses reflects lower contract underwriting expenses due to decreased volume, partially offset by higher holding company expenses including compensation and interest expense.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE:PMI) headquartered in Walnut Creek, California is an international provider of credit enhancement products that promotes homeownership and facilitates mortgage transactions in the capital markets. Through its wholly owned subsidiaries and unconsolidated strategic investments, the Company offers residential mortgage insurance and credit enhancement products domestically and internationally as well as financial guaranty insurance and reinsurance.

The Company is an advocate of affordable housing and supports a number of organizations that foster greater access to affordable housing. The Company’s approach to affordable housing lending is to develop products and services that assist responsible borrowers who may not qualify for mortgage loans under traditional underwriting practices.

Cautionary Statement: Statements in this press release that are not historical facts, and that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the Company’s field office consolidation. Readers are cautioned that these forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including, among others, refinements of our estimates of savings and charges as we implement the office consolidation, conditions affecting the Company’s mortgage insurance operations, and general economic conditions. Risks and uncertainties that could affect the Company are discussed in our Form 10-Q for the quarter ended June 30, 2004.

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THE PMI GROUP, INC. AND SUBSIDIARIES

FINANCIAL RESULTS AND STATISTICAL INFORMATION FOR THE PERIOD ENDED SEPTEMBER 30, 2004

Contents

Consolidated Statements of Operations and Balance Sheets	Page 2

Business Segments Results of Operations - Three Months Ended September 30, 2004 and 2003	Page 3

Business Segments Results of Operations - Nine Months Ended September 30, 2004 and 2003	Page 4

Business Segments Balance Sheets	Page 5

U.S. Mortgage Insurance Operations Analysis of Loss Reserves and Statistical Information	Page 6

U.S. Mortgage Insurance Operations and CMG Mortgage Insurance Company Statistical Information	Page 7

PMI Australia and PMI Europe Statistical Information	Page 8

Appendix A - U.S. Mortgage Insurance Operations Supplemental Statistical Information	Page 9

Appendix B - PMI Australia and PMI Europe Supplemental Financial and Statistical Information	Page 10

Please refer to the following when noted:

(1)	The Company’s investments and equity earnings in unconsolidated subsidiaries include FGIC Corporation, Select Portfolio Servicing Inc. (formerly Fairbanks Capital), CMG, RAM Reinsurance, other limited partnership interests, and the trust subsidiary that issued the Company’s preferred securities. In December 2003, the Company completed its investment in FGIC, and the investment is accounted for under the equity method of accounting.

(2)	Company obligated mandatorily redeemable preferred capital securities of the subsidiary trust holding solely junior subordinated deferrable interest debentures of the Company. Upon the adoption of Financial Interpretation Number (“FIN”) 46 in December 2003, the Company deconsolidated the trust subsidiary that issued the preferred securities. The underlying debentures issued by the holding company to the trust have been included in long term debt as of December 31, 2003.

(3)	The operating results, assets and liabilities of APTIC were reflected as discontinued operations in the fourth quarter of 2003 with prior period financial information reclassified accordingly. The Company completed its sale of APTIC in March 2004.

(4)	U.S. Mortgage Insurance Operations include the operating results of PMI Mortgage Insurance Co. and affiliated U.S. mortgage insurance and reinsurance Companies. CMG and its affiliates are included under the equity method of accounting in equity earnings of unconsolidated subsidiaries.

(5)	International Operations include PMI Australia, PMI Europe and PMI’s Hong Kong reinsurance operations.

(6)	Financial Guaranty represents equity investments of FGIC and RAM Reinsurance.

(7)	The “Other” segment includes other income and related operating expenses of MSC; investment income, interest expense and corporate overhead of The PMI Group; the results of Commercial Loans Insurance Co. and WMAC Credit Insurance Corporation; equity in earnings from SPS; and the results from discontinued operations of APTIC.

(8)	The expense ratio is the ratio, expressed as a percentage, of the sum of amortization of policy acquisition costs and other underwriting expenses to net premiums written.

(9)	Pool insurance includes modified pool, GSE pool, old pool and all other pool insurance products for U.S. Mortgage Insurance Operations.

(10)	Statutory risk-to-capital ratio for PMI Mortgage Insurance Co.

(11)	The interim financial and statistical information contained in this material are unaudited. Certain prior year information has been reclassified to conform to the current quarters’ presentation.

(12)	The $2.6 million refund relates to the settlement in 2001 of the Baynham class action litigation.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
		(Dollars in thousands, except per share data)
Net premiums written	$186,979	$175,341	$571,259	$525,151

Revenues
Premiums earned	$195,123	$170,347	$568,088	$514,531
Net investment income	41,955	35,415	125,618	102,596
Equity in earnings (losses) from unconsolidated subsidiaries (1)	21,121	(13,576)	63,804	926
Net realized investment gains	1,554	940	2,896	4,296
Other income	6,418	11,555	25,068	36,623

Total revenues	266,171	204,681	785,474	658,972

Losses and expenses
Losses and loss adjustment expenses	60,838	46,746	177,190	149,717
Amortization of policy acquisition costs	21,228	22,202	65,566	66,091
Other underwriting and operating expenses	46,676	45,825	144,016	129,421
Field operations restructuring charge	315	—	2,914	—
Legal settlement refund (12)	(2,574)	—	(2,574)	—
Interest expense and distributions on mandatorily redeemable preferred securities (2)	8,637	5,957	25,974	16,645

Total losses and expenses	135,120	120,730	413,086	361,874

Income from continuing operations before income taxes	131,051	83,951	372,388	297,098
Income taxes from continuing operations	28,408	28,530	87,508	88,726

Income from continuing operations after income taxes	102,643	55,421	284,880	208,372

Income from discontinued operations before income taxes (3)	—	7,294	5,756	16,615
Income taxes from discontinued operations (3)	—	2,584	1,958	5,790

Income from discontinued operations after income taxes (3)	—	4,710	3,798	10,825

Gain on sale of discontinued operations, net of income taxes of $17,131 (3)	—	—	30,108	—

Net income	$102,643	$60,131	$318,786	$219,197

Diluted weighted average common shares outstanding (shares in thousands)	97,312	90,268	97,220	90,031

Diluted net income per share	$1.05	$0.67	$3.28	$2.43

CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003	September 30, 2003
	(Unaudited)		(Unaudited)
	(Dollars in thousands, except per share data)
Assets
Cash and investments, at fair value	$3,489,568	$3,202,881	$2,908,430
Investments in unconsolidated subsidiaries (1)	1,021,227	937,846	309,031
Related party receivables	20,371	27,840	27,357
Reinsurance receivable, reinsurance recoverable and prepaid premiums	45,754	56,799	51,587
Deferred policy acquisition costs	90,023	102,074	95,929
Other assets	364,823	348,987	372,908
Assets - discontinued operations (3)	—	117,862	114,501

Total assets	$5,031,766	$4,794,289	$3,879,743

Liabilities
Reserve for losses and loss adjustment expenses	$357,965	$346,939	$335,939
Unearned premiums	463,786	469,001	274,889
Long-term debt	819,529	819,543	422,950
Other liabilities	336,945	330,560	265,176
Liabilities - discontinued operations (3)	—	44,217	50,089

Total liabilities	1,978,225	2,010,260	1,349,043
Mandatorily redeemable preferred securities (2)	—	—	48,500

Shareholders’ equity	3,053,541	2,784,029	2,482,200

Total liabilities, mandatorily redeemable preferred securities and shareholders’ equity	$5,031,766	$4,794,289	$3,879,743

Book value per share	$32.05	$29.26	$27.86

THE PMI GROUP, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS RESULTS OF OPERATIONS

	U.S. Mortgage Insurance Operations (4)	International Operations (5)	Financial Guaranty (6)	Other (7)	Consolidated Total
	Three Months Ended September 30, 2004 (Unaudited)
	(Dollars in thousands)
Net premiums written	$143,732	$43,238	$—	$9	$186,979

Revenues
Premiums earned	$162,276	$32,829	$—	$18	$195,123
Net investment income	24,332	11,848	—	5,775	41,955
Equity in earnings from unconsolidated subsidiaries (1)	3,707	—	17,061	353	21,121
Net realized investment gains (losses)	1,672	256	—	(374)	1,554
Other income (loss)	(24)	296	—	6,146	6,418

Total revenues	191,963	45,229	17,061	11,918	266,171

Losses and expenses
Losses and loss adjustment expenses	60,092	746	—	—	60,838
Amortization of policy acquisition costs	18,003	3,225	—	—	21,228
Other underwriting and operating expenses	22,785	7,346	—	16,545	46,676
Field operations restructuring charge	315	—	—	—	315
Legal settlement refund (12)	(2,574)	—	—	—	(2,574)
Interest expense	13	12	—	8,612	8,637

Total losses and expenses	98,634	11,329	—	25,157	135,120

Income (loss) before income taxes	93,329	33,900	17,061	(13,239)	131,051
Income tax (benefit)	25,528	10,218	1,820	(9,158)	28,408

Net income (loss)	$67,801	$23,682	$15,241	$(4,081)	$102,643

Expense ratio	26.8%	24.4%
Loss ratio	37.0%	2.3%
Combined ratio	63.8%	26.7%

	Three Months Ended September 30, 2003 (Unaudited)
	(Dollars in thousands)
Net premiums written	$138,269	$37,055	$—	$17	$175,341

Revenues
Premiums earned	$146,068	$24,257	$—	$22	$170,347
Net investment income	21,997	9,093	—	4,325	35,415
Equity in earnings (losses) from unconsolidated subsidiaries (1)	3,094	—	1,302	(17,972)	(13,576)
Net realized investment gains (losses)	4,011	693	—	(3,764)	940
Other income (loss)	(95)	80	—	11,570	11,555

Total revenues	175,075	34,123	1,302	(5,819)	204,681

Losses and expenses
Losses and loss adjustment expenses	53,358	(6,612)	—	—	46,746
Amortization of policy acquisition costs	19,591	2,611	—	—	22,202
Other underwriting and operating expenses	18,928	5,135	—	21,762	45,825
Interest expense and distributions on redeemable preferred securities (2)	65	—	—	5,892	5,957

Total losses and expenses	91,942	1,134	—	27,654	120,730

Income (loss) from continuing operations before income taxes	83,133	32,989	1,302	(33,473)	83,951
Income tax (benefit) from continuing operations	24,792	9,277	456	(5,995)	28,530

Income (loss) from continuing operations after income taxes	58,341	23,712	846	(27,478)	55,421

Income from discontinued operations before taxes (3)	—	—	—	7,294	7,294
Income taxes from discontinued operations (3)	—	—	—	2,584	2,584

Income from discontinued operations after income taxes (3)	—	—	—	4,710	4,710

Net income (loss)	$58,341	$23,712	$846	$(22,768)	$60,131

Expense ratio	27.9%	20.9%
Loss ratio	36.5%	-27.3%
Combined ratio	64.4%	-6.4%

THE PMI GROUP, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS RESULTS OF OPERATIONS

	U.S. Mortgage Insurance Operations (4)	International Operations (5)	Financial Guaranty (6)	Other (7)	Consolidated Total
	Nine Months Ended September 30, 2004 (Unaudited)
	(Dollars in thousands)
Net premiums written	$444,203	$127,021	$—	$35	$571,259

Revenues
Premiums earned	$465,692	$102,343	$—	$53	$568,088
Net investment income	76,734	34,301	—	14,583	125,618
Equity in earnings from unconsolidated subsidiaries (1)	10,710	—	51,688	1,406	63,804
Net realized investment gains (losses)	2,594	858	—	(556)	2,896
Other income	31	4,298	—	20,739	25,068

Total revenues	555,761	141,800	51,688	36,225	785,474

Losses and expenses
Losses and loss adjustment expenses	174,802	2,388	—	—	177,190
Amortization of policy acquisition costs	55,544	10,022	—	—	65,566
Other underwriting and operating expenses	71,214	21,153	—	51,649	144,016
Field operations restructuring charge	2,914	—	—	—	2,914
Legal settlement refund (12)	(2,574)	—	—	—	(2,574)
Interest expense	51	73	—	25,850	25,974

Total losses and expenses	301,951	33,636	—	77,499	413,086

Income (loss) from continuing operations before income taxes	253,810	108,164	51,688	(41,274)	372,388
Income tax (benefit) from continuing operations	69,138	32,488	5,453	(19,571)	87,508

Income (loss) from continuing operations after income taxes	184,672	75,676	46,235	(21,703)	284,880

Income from discontinued operations before taxes (3)	—	—	—	5,756	5,756
Income taxes from discontinued operations (3)	—	—	—	1,958	1,958

Income from discontinued operations after income taxes (3)	—	—	—	3,798	3,798

Gain on sale of discontinued operations, net of income taxes (3)	—	—	—	30,108	30,108

Net income (loss)	$184,672	$75,676	$46,235	$12,203	$318,786

Expense ratio	28.6%	24.5%
Loss ratio	37.5%	2.3%
Combined ratio	66.1%	26.9%

	Nine Months Ended September 30, 2003 (Unaudited)
	(Dollars in thousands)
Net premiums written	$432,195	$92,907	$—	$49	$525,151

Revenues
Premiums earned	$447,605	$66,860	$—	$66	$514,531
Net investment income	67,471	22,273	—	12,852	102,596
Equity in earnings (losses) from unconsolidated subsidiaries (1)	9,805	—	2,725	(11,604)	926
Net realized investment gains (losses)	5,548	943	—	(2,195)	4,296
Other income	79	389	—	36,155	36,623

Total revenues	530,508	90,465	2,725	35,274	658,972

Losses and expenses
Losses and loss adjustment expenses	156,465	(6,748)	—	—	149,717
Amortization of policy acquisition costs	58,603	7,488	—	—	66,091
Other underwriting and operating expenses	52,644	13,669	—	63,108	129,421
Interest expense and distributions on redeemable preferred securities (2)	138	—	—	16,507	16,645

Total losses and expenses	267,850	14,409	—	79,615	361,874

Income (loss) from continuing operations before income taxes	262,658	76,056	2,725	(44,341)	297,098
Income tax (benefit) from continuing operations	76,550	21,597	954	(10,375)	88,726

Income (loss) from continuing operations after income taxes	186,108	54,459	1,771	(33,966)	208,372

Income from discontinued operations before taxes (3)	—	—	—	16,615	16,615
Income taxes from discontinued operations (3)	—	—	—	5,790	5,790

Income from discontinued operations after income taxes (3)	—	—	—	10,825	10,825

Net income (loss)	$186,108	$54,459	$1,771	$(23,141)	$219,197

Expense ratio	25.7%	22.8%
Loss ratio	35.0%	-10.1%
Combined ratio	60.7%	12.7%

THE PMI GROUP, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS BALANCE SHEETS

	U.S. Mortgage Insurance Operations (4)	International Operations(5)	Financial Guaranty(6)	Other (7)	Consolidated Total
	September 30, 2004 (Unaudited)
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$2,086,519	$912,938	$—	$490,111	$3,489,568
Investments in unconsolidated subsidiaries (1)	108,190	—	756,226	156,811	1,021,227
Related party receivables	1,170	—	—	19,201	20,371
Reinsurance receivable, recoverable and prepaid premiums	29,928	15,826	—	—	45,754
Deferred policy acquisition costs	55,856	34,167	—	—	90,023
Other assets	204,098	32,733	—	127,992	364,823

Total assets	$2,485,761	$995,664	$756,226	$794,115	$5,031,766

Liabilities
Reserve for losses and loss adjustment expenses	$334,749	$23,213	$—	$3	$357,965
Unearned premiums	162,312	301,445	—	29	463,786
Long-term debt	—	—	—	819,529	819,529
Other liabilities	154,211	62,280	10,928	109,526	336,945

Total liabilities	651,272	386,938	10,928	929,087	1,978,225

Shareholders’ equity	1,834,489	608,726	745,298	(134,972)	3,053,541

Total liabilities and shareholders’ equity	$2,485,761	$995,664	$756,226	$794,115	$5,031,766

	December 31, 2003
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$2,042,152	$836,570	$—	$324,159	$3,202,881
Investments in unconsolidated subsidiaries (1)	97,389	—	700,828	139,629	937,846
Related party receivables	1,698	—	—	26,142	27,840
Reinsurance receivable, recoverable and prepaid premiums	39,774	17,025	—	—	56,799
Deferred policy acquisition costs	69,656	32,418	—	—	102,074
Other assets	217,063	19,792	—	112,132	348,987
Assets - discontinued operations (3)	—	—	—	117,862	117,862

Total assets	$2,467,732	$905,805	$700,828	$719,924	$4,794,289

Liabilities
Reserve for losses and loss adjustment expenses	$325,262	$21,674	$—	$3	$346,939
Unearned premiums	181,854	287,099	—	48	469,001
Long-term debt	—	—	—	819,543	819,543
Other liabilities	160,959	52,067	6,085	111,449	330,560
Liabilities - discontinued operations (3)	—	—	—	44,217	44,217

Total liabilities	668,075	360,840	6,085	975,260	2,010,260

Shareholders’ equity	1,799,657	544,965	694,743	(255,336)	2,784,029

Total liabilities and shareholders’ equity	$2,467,732	$905,805	$700,828	$719,924	$4,794,289

	September 30, 2003 (Unaudited)
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$1,867,563	$670,264	$—	$370,603	$2,908,430
Investments in unconsolidated subsidiaries (1)	93,500	—	74,946	140,585	309,031
Related party receivables	2,179	—	—	25,178	27,357
Reinsurance receivable, recoverable and prepaid premiums	39,703	11,884	—	—	51,587
Deferred policy acquisition costs	69,238	26,691	—	—	95,929
Other assets	230,053	15,237	—	127,618	372,908
Assets - discontinued operations (3)	—	—	—	114,501	114,501

Total assets	$2,302,236	$724,076	$74,946	$778,485	$3,879,743

Liabilities
Reserve for losses and loss adjustment expenses	$324,162	$11,774	$—	$3	$335,939
Unearned premiums	72,625	202,227	—	37	274,889
Long-term debt	—	—	—	422,950	422,950
Other liabilities	156,556	32,343	4,986	71,291	265,176
Liabilities - discontinued operations (3)	—	—	—	50,089	50,089

Total liabilities	553,343	246,344	4,986	544,370	1,349,043
Mandatorily redeemable preferred securities(2)	—	—	—	48,500	48,500

Shareholders’ equity	1,748,893	477,732	69,960	185,615	2,482,200

Total liabilities, mandatorily redeemable securities and shareholders’ equity	$2,302,236	$724,076	$74,946	$778,485	$3,879,743

THE PMI GROUP, INC. AND SUBSIDIARIES

U.S. MORTGAGE INSURANCE OPERATIONS ANALYSIS OF LOSS RESERVE (4)

	September 30, 2004		June 30, 2004		September 30, 2003
	Loans in Default	Reserve for Losses	Loans in Default	Reserve for Losses	Loans in Default	Reserve for Losses
			(Dollars in thousands)
Primary insurance	37,111	$301,844	35,232	$302,099	36,171	$290,223
Pool insurance	16,890	32,905	16,804	32,645	15,929	33,939

Total	54,001	$334,749	52,036	$334,744	52,100	$324,162

Reconciliation of Reserve for Losses

	September 30, 2004	June 30, 2004	Reserve Change
		(Dollars in thousands)
Gross loss reserves:
Primary insurance	$301,844	$302,099	$(255)
Pool insurance	32,905	32,645	260

Total gross loss reserves	334,749	334,744	5

Ceded loss reserves:
Primary insurance	(2,634)	(2,684)	50
Pool insurance	(117)	(117)	—

Total ceded loss reserves	(2,751)	(2,801)	50

Net loss reserves	$331,998	$331,943	$55

U.S. MORTGAGE INSURANCE OPERATIONS STATISTICAL INFORMATION (3)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Primary new insurance written (in millions)	$10,489	$17,513	$30,695	$45,429

Primary new risk written (in millions)	$2,782	$4,178	$7,938	$10,641

Pool insurance written (in millions) (9)	$958	$3,359	$7,411	$7,533

Pool risk written (in millions) (9)	$29	$75	$168	$230

Product mix as a % of new insurance written:
97% LTV’s	12%	11%	10%	10%
95% LTV’s	30%	28%	31%	27%
90% LTV’s	36%	38%	38%	39%
95% LTV’s with >= 30% coverage	26%	21%	26%	20%
90% LTV’s with >= 25% coverage	31%	29%	32%	29%
ARMs	29%	8%	22%	9%
Monthlies	98%	92%	98%	92%
Refinances	28%	45%	32%	48%
Bulk transactions	13%	10%	9%	13%

Premiums written (in thousands):
Gross premiums written	$187,859	$177,214	$569,446	$543,249
Ceded premiums, net of assumed premiums	(40,651)	(32,893)	(114,661)	(94,597)
Refunded premiums	(3,476)	(6,052)	(10,582)	(16,457)

Net premiums written	143,732	138,269	444,203	432,195
Change in unearned premiums	18,544	7,799	21,489	15,410

Net premiums earned	$162,276	$146,068	$465,692	$447,605

THE PMI GROUP, INC. AND SUBSIDIARIES

U.S. MORTGAGE INSURANCE OPERATIONS STATISTICAL INFORMATION (4)

	September 30, 2004	June 30, 2004	September 30, 2003
Primary insurance in force (in millions)	$104,782	$104,206	$104,574
Primary risk in force (in millions)	$25,259	$24,802	$24,472
Pool risk in force (in millions)(9)	$2,389	$2,535	$2,849
Risk-to-capital ratio (10)	8.6 to 1	8.6 to 1	9.8 to 1
Insured primary loans	805,859	807,822	829,064
Persistency	59.5%	52.8%	41.9%
Primary loans in default	37,111	35,232	36,171
Primary default rate	4.61%	4.36%	4.36%
Primary claims paid (year-to-date in thousands)	$145,434	$93,364	$127,506
Number of primary claims paid (year-to-date)	6,354	4,029	5,363
Average primary claim size (year-to-date in thousands)	$22.9	$23.2	$23.8
Percentage of NIW subject to captive reinsurance arrangements (year-to-date)	56.1%	56.2%	55.7%
Percentage of IIF subject to captive reinsurance arrangements (year-to-date)	53.1%	52.2%	48.6%

CMG MORTGAGE INSURANCE COMPANY STATISTICAL INFORMATION
	September 30, 2004	June 30, 2004	September 30, 2003
Primary new insurance written (year-to-date in millions)	$4,074	$2,544	$5,575
Primary insurance in force (in millions)	$14,018	$13,358	$12,095
Primary risk in force (in millions)	$3,176	$2,991	$2,664
Insured primary loans	105,390	102,044	96,098
Persistency	70.3%	61.0%	47.8%
Primary loans in default	625	587	506
Primary default rate (year-to-date)	0.59%	0.58%	0.53%
Primary claims paid (year-to-date in thousands)	$3,751	$2,665	$1,819
Number of primary claims paid (year-to-date)	174	111	86
Average primary claims size (year-to-date in thousands)	$21.6	$24.0	$21.1

THE PMI GROUP, INC. AND SUBSIDIARIES

PMI AUSTRALIA STATISTICAL INFORMATION

	September 30, 2004	June 30, 2004	September 30, 2003
Net premium written (year-to-date in thousands)	$112,801	$74,169	$83,870
Premium earned (year-to-date in thousands)	$81,937	$55,590	$58,704
Flow insurance written (year-to-date in millions)	$14,960	$10,268	$11,367
RMBS insurance written (year-to-date in millions)	11,916	6,648	5,107

New insurance written (year-to-date in millions)	$26,876	$16,916	$16,474
Insurance in force (in millions)	$102,527	$91,467	$74,547
Risk in force (in millions)	$92,979	$82,764	$68,207
Policies in force	916,070	861,470	778,415
Loans in default	1,101	1,276	1,403
Delinquency rate	0.12%	0.15%	0.18%
Claims paid (year-to-date in thousands)	$634	$280	$2,260
Number claims paid (year-to-date)	45	26	189
Claim severity (year-to-date)	14.8%	16.1%	22.9%

PMI EUROPE STATISTICAL INFORMATION
	September 30, 2004	June 30, 2004	September 30, 2003
Net premium written (year-to-date in thousands)	$7,426	$5,167	$4,349
Premium earned (year-to-date in thousands)	$15,575	$10,399	$4,453
New credit default swap written (year-to-date in millions)	$2,603	$2,603	$6,440
Insurance in force (in millions)	$32,950	$33,346	$12,777
Risk in force (in millions)	$3,244	$3,251	$745
Claims paid (year-to-date in thousands)	$899	$651	$—
Number claims paid (year-to-date)	66	51	—

THE PMI GROUP, INC. AND SUBSIDIARIES

APPENDIX A - U.S. MORTGAGE INSURANCE OPERATIONS SUPPLEMENTAL STATISTICAL INFORMATION (4)

	9/30/2004	6/30/2004	3/31/2004	12/31/2003	9/30/2003
Primary insurance in force (in millions)
Flow	$93,601	$92,968	$93,161	$93,279	$92,650
Bulk	11,181	11,238	11,143	11,962	11,924

Total	$104,782	$104,206	$104,304	$105,241	$104,574

Primary risk in force (in millions)
Flow	$22,741	$22,342	$22,143	$22,047	$22,466
Bulk	2,518	2,460	2,402	2,621	2,690

Total	$25,259	$24,802	$24,545	$24,668	$25,156

Primary policies in force	805,859	807,822	816,624	827,225	829,064

Primary risk in force - credit score distribution
Flow 619-575	6.4%	6.6%	6.8%	7.1%	7.3%
574 or below	1.9%	2.0%	2.1%	2.2%	2.3%

Bulk 619-575	21.6%	21.0%	21.3%	21.6%	22.2%
574 or below	12.7%	12.2%	12.7%	12.8%	12.8%

Total 619-575	7.9%	8.0%	8.3%	8.6%	8.9%
574 or below	3.0%	3.0%	3.1%	3.3%	3.4%

Primary average loan size (in thousands)
Flow	$130.5	$129.3	$128.1	$127.4	$126.2
Bulk	$127.1	$126.9	$124.9	$126.1	$125.8
Total	$130.1	$129.0	$127.7	$127.2	$126.1

Loss severity - primary (quarterly)
Flow	77.4%	83.0%	82.1%	81.6%	78.4%
Bulk	78.8%	83.5%	82.1%	83.4%	83.0%
Total	77.8%	83.1%	82.1%	82.2%	80.0%

ALT-A primary insurance in force (in millions)

With FICO scores of 660 and above	$9,421	$8,590	$7,623	$7,167	$6,570
With FICO scores below 660 and above 619	1,836	1,648	1,330	1,233	1,242

Total ALT-A primary insurance in force	$11,257	$10,238	$8,953	$8,400	$7,812

NEW INSURANCE WRITTEN AND INSURANCE IN FORCE ANALYSIS
	9/30/2004	6/30/2004	3/31/2004	12/31/2003	9/30/2003
FICO > 700 and LTV > 80 (in millions)

Primary new insurance written (year-to-date)	$12,788	$8,633	$3,826	$26,172	$20,317
Primary insurance in force	$43,862	$43,640	$43,660	$43,800	$43,361

Total portfolio (in millions)

Primary new insurance written (year-to-date)	$30,695	$20,205	$8,799	$57,301	$45,429
Primary insurance in force	$104,782	$104,206	$104,304	$105,241	$104,574

FICO > 700 and LTV > 80 as a percentage of total portfolio

Primary new insurance written (year-to-date)	41.7%	42.7%	43.5%	45.7%	44.7%
Primary insurance in force	41.9%	41.9%	41.9%	41.6%	41.5%

THE PMI GROUP, INC. AND SUBSIDIARIES

APPENDIX B - PMI AUSTRALIA AND PMI EUROPE SUPPLEMENTAL FINANCIAL AND STATISTICAL INFORMATION

PMI AUSTRALIA FINANCIAL AND STATISTICAL INFORMATION

	9/30/04	6/30/04	3/31/04	12/31/03	9/30/03	6/30/03	3/31/03	12/31/02
	(Unaudited)
	(Australian $ in thousands, unless otherwise noted)
Income Statement Components - Quarter Ended

Premiums earned	$37,109	$37,308	$37,790	$36,766	$32,855	$30,811	$29,103	$39,509
Net investment income	$13,098	$12,677	$12,139	$9,235	$12,309	$9,525	$8,396	$4,171
Total expenses	$13,413	$12,799	$12,030	$12,160	$(216)	$9,282	$8,141	$15,432
Net income	$24,725	$26,832	$26,518	$21,441	$31,993	$21,412	$20,335	$19,665

Net income (US$ in thousands)	$17,554	$19,219	$20,265	$15,511	$21,073	$13,746	$12,059	$10,960

Loss ratio (derived using US$)	1.4%	0.7%	0.6%	1.7%	-33.2%	-2.4%	-5.4%	5.8%

Expense ratio (derived using US$)	23.7%	23.2%	25.1%	18.9%	20.5%	22.7%	27.2%	39.2%

Balance Sheet Components

Assets

Cash and investments, at fair value	$973,479	$924,330	$892,864	$853,920	$816,143	$777,701	$737,605	$714,991
Total assets	$1,068,080	$1,013,102	$976,723	$935,904	$891,787	$853,196	$813,073	$788,940

Liabilities and Shareholders’ Equity

Loss reserves	$13,692	$13,556	$13,537	$13,536	$13,698	$25,450	$27,541	$30,886
Unearned premiums	$364,120	$346,748	$330,477	$321,441	$297,042	$277,921	$265,419	$258,994
Shareholders’ equity	$642,585	$607,781	$586,842	$556,329	$539,141	$515,622	$488,032	$470,184

PMI EUROPE FINANCIAL INFORMATION
	9/30/04	6/30/04	3/31/04	12/31/03	9/30/03	6/30/03	3/31/03	12/31/02
	(Unaudited)
	(Euro € in thousands, unless otherwise noted)
Income Statement Components - Quarter Ended

Premiums earned	€4,233	€4,172	€4,295	€7,765	€1,283	€1,867	€792	€831
Net investment income	€2,294	€1,642	€2,198	€1,181	€1,491	€974	€1,139	€917
Total expenses	€1,476	€1,462	€1,768	€1,723	€1,144	€1,376	€814	€499
Net income	€3,942	€3,535	€3,781	€5,955	€1,299	€1,329	€818	€1,146

Net income (US$ in thousands)	$4,822	$4,260	$4,726	$7,089	$1,469	$1,533	$874	$1,121

Loss ratio (derived using US$)	7.4%	11.7%	12.9%	7.7%	39.6%	46.4%	32.4%	32.5%

Expense ratio (derived using US$)	62.8%	48.1%	56.1%	2.6%	70.9%	23.4%	71.2%	28.7%

Balance Sheet Components

Assets

Cash and investments, at fair value	€164,558	€161,129	€162,621	€154,369	€98,847	€94,132	€91,245	€89,814
Total assets	€175,731	€172,402	€170,600	€160,891	€100,878	€100,302	€95,688	€93,354

Liabilities and Shareholders’ Equity

Loss reserves	€10,656	€10,497	€10,031	€9,624	€2,109	€1,956	€1,021	€480
Unearned premiums	€29,363	€31,748	€33,903	€36,029	€183	€566	€281	€291
Shareholders’ equity	€117,142	€111,691	€109,386	€100,524	€95,289	€95,115	€92,326	€91,470